APPENDIX A LIST OF FUNDS
Brown Advisory Beutel Goodman Large-Cap Value Fund Brown Advisory Equity Income Fund
Brown Advisory Flexible Equity Fund Brown Advisory Global Leaders Fund Brown Advisory Growth Equity Fund Brown Advisory Intermediate Income Fund Brown Advisory Maryland Bond Fund Brown Advisory Mid-Cap Growth Fund Brown Advisory Mortgage Securities Fund
Brown Advisory Small-Cap Fundamental Value Fund Brown Advisory Small-Cap Growth Fund
Brown Advisory Emerging Markets Select Fund
Brown Advisory Sustainable Bond Fund Brown Advisory Sustainable Growth Fund Brown Advisory Tax-Exempt Bond Fund
Brown Advisory Tax-Exempt Sustainable Bond Fund Brown Advisory Total Return Fund
Brown Advisory WMC Strategic European Equity Fund
Brown Advisory Sustainable Small-Cap Core Fund
Brown Advisory Sustainable International Leaders Fund

As adopted by the Board of Trustees: November 14, 2018
As amended by the Board of Trustees: February 8, 2022